THE LANGER BIOMECHANICS GROUP, INC.
                                AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE AMOUNTS

                                                                      EXHIBIT 11

            For the three months ended May 31, 1997 and May 25, 1996

                                              May 31, 1997  May 25, 1996
                                              ------------  ------------

Primary:
  Net income                                   $   42,613   $   23,938
                                               ----------   ----------

  Weighted average number of common shares      2,584,281    2,581,281

  Assumed number of shares issued
    from common share equivalents                  75,757       70,238
                                               ----------   ----------

  Weighted average number of common
    and common equivalent shares                2,660,038    2,651,519
                                               ----------   ----------

  Net income per share:
    Primary                                    $     0.02   $     0.01
                                               ==========   ==========

Fully Diluted:
  Net income                                   $   42,613   $   23,938
                                               ----------   ----------

  Weighted average number of common shares      2,584,281    2,581,281

  Assumed number of shares issued
    from common share equivalents                  79,048       74,783
                                               ----------   ----------

  Weighted average number of common
    and common equivalent shares                2,663,329    2,656,064
                                               ----------   ----------

  Net income per share:
    Fully Diluted                              $     0.02   $     0.01
                                               ==========   ==========